WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, First Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2026, AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 28, 2026: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2026. For the three months ended June 30, 2026, the Company reported net income of $3.6 million, or $0.18 per diluted share, compared to net income of $4.6 million, or $0.23 per diluted share, for the three months ended June 30, 2025. On a linked quarter basis, net income was $3.6 million, or $0.18 per diluted share, as compared to net income of $4.8 million, or $0.24 per diluted share, for the three months ended March 31, 2026. For the six months ended June 30, 2026, net income was $8.4 million, or $0.42 per diluted share, compared to net income of $6.9 million, or $0.34 per diluted share, for the six months ended June 30, 2025.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about August 26, 2026 to shareholders of record on August 12, 2026.

James C. Hagan, President and Chief Executive Officer, commented, “I am pleased to report the results for the second quarter of 2026. Our diversified loans and deposits, along with our disciplined approach to managing funding costs, resulted in an increase in the net interest margin to 3.00%. At June 30, 2026, core deposits and non-interest-bearing deposits represented 69.4% and 25.0% of total deposits, respectively, while the average cost of deposits stood at 1.74% for the three months ended June 30, 2026.

We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate risk-adjusted return. Consistent with our prudent credit culture, we continue to proactively identify and manage credit risk within the loan portfolio. At June 30, 2026, our asset quality remained strong, with total delinquency at 0.21% of total loans, and total nonaccrual loans at 0.35% of total loans.”

Hagan concluded, “We remain disciplined in our capital management strategies. During the six months ended June 30, 2026, we repurchased 381,000 shares of common stock and have 491,465 shares of common stock available for repurchase under the 2025 Repurchase Plan. We remain committed to delivering long-term value to shareholders through capital management strategies, which include continued loan growth, share repurchases and quarterly cash dividends.”

Key Highlights:

Loans and Deposits

At June 30, 2026, total loans increased $9.9 million, or 0.5%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025, to $2.2 billion, or 80.2% of total assets. The increase was primarily driven by an increase in residential real estate loans, including home equity loans, of $31.7 million, or 3.7%, and an increase in commercial and industrial loans of $12.5 million, or 5.6%, partially offset by a decrease in commercial real estate loans of $33.7 million, or 3.1%. At June 30, 2026, total deposits of $2.4 billion increased $40.5 million, or 1.7%, from December 31, 2025, primarily due to an increase in time deposits of $45.8 million, or 6.6%.

Allowance for Credit Losses and Credit Quality

At June 30, 2026, the allowance for credit losses was $20.2 million, or 0.92% of total loans, compared to $20.3 million, or 0.93% of total loans, at December 31, 2025. The allowance for credit losses, as a percentage of nonaccrual loans, was 260.2% and 393.2% at June 30, 2026, and December 31, 2025, respectively. At June 30, 2026, nonaccrual loans totaled $7.8 million, or 0.35% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. Total delinquent loans increased from $3.1 million, or 0.14% of total loans, at December 31, 2025, to $4.7 million, or 0.21% of total loans, at June 30, 2026. Of the $4.7 million in past due loans, 95.1% are residential real estate loans. At June 30, 2026, and December 31, 2025, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased five basis points from 2.95% for the three months ended March 31, 2026 to 3.00% for the three months ended June 30, 2026. The net interest margin, on a tax-equivalent basis, increased five basis points from 2.97% for the three months ended March 31, 2026, to 3.02% for the three months ended June 30, 2026.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Repurchase Plan (“2025 Plan”), pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock. During the three months ended June 30, 2026, the Company repurchased 195,000 shares of its common stock at an average price per share of $13.80. For the six months ended June 30, 2026, the Company repurchased 381,000 shares of its common stock at an average price per share of $13.64. As of June 30, 2026, there were 491,465 shares of common stock available for repurchase under the 2025 Plan.

The repurchase of shares under the 2025 Plan is administered through an independent broker. The shares of common stock repurchased under the 2025 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $12.39 at June 30, 2026, compared to $12.16 at December 31, 2025, while tangible book value per share, a non-GAAP financial measure, increased $0.23, or 2.0%, from $11.49 at December 31, 2025, to $11.72 at June 30, 2026. See pages 19-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Building Sale

Subsequent to the end of the reporting period, on July 10, 2026, the Company successfully completed the sale of its two buildings located at 219 and 229 Exchange Street, Chicopee, Massachusetts to the City of Chicopee. The transaction resulted in a total gross cash consideration of $2.4 million and a preliminary estimated gain on sale of approximately $717,000, which will be recognized in the consolidated financial statements for the third quarter of 2026. The staff was reassigned from this Chicopee facility to other locations within the organization which will yield operational efficiencies.

Net Income for the Three Months Ended June 30, 2026 Compared to the Three Months Ended March 31, 2026

For the three months ended June 30, 2026, the Company reported net income of $3.6 million, or $0.18 per diluted share, compared to $4.8 million, or $0.24 per diluted share, for the three months ended March 31, 2026. Net interest income increased $496,000, or 2.6%, the provision for credit losses increased $1.5 million, non-interest income decreased $39,000, or 1.1%, and non-interest expense increased $347,000, or 2.2%. Return on average assets and return on average equity were 0.53% and 5.84%, respectively, for the three months ended June 30, 2026, compared to 0.71% and 7.77%, respectively, for the three months ended March 31, 2026.

Net Interest Income and Net Interest Margin

Net interest income, our primary driver of revenues, increased $496,000, or 2.6%, from $18.8 million for the three months ended March 31, 2026, to $19.3 million for the three months ended June 30, 2026. The increase in net interest income was due to an increase in interest and dividend income of $500,000, or 1.7%, driven by higher interest income from loans. During the same period, interest expense on deposits increased $380,000, or 3.8%, which was offset by a decrease in interest expense on borrowings of $376,000, or 25.4%.

During the three months ended June 30, 2026, the net interest margin was 3.00%, compared to 2.95% for the three months ended March 31, 2026. The net interest margin, on a tax-equivalent basis, was 3.02% for the three months ended June 30, 2026, compared to 2.97% for the three months ended March 31, 2026. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased three basis points from 4.74% for the three months ended March 31, 2026, to 4.77% for the three months ended June 30, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased three basis points from 5.09% for the three months ended March 31, 2026, to 5.12% for the three months ended June 30, 2026. During the same period, average loans increased $3.3 million, or 0.2%, and average short-term investments increased $1.2 million, or 4.8%, while average securities decreased $8.1 million, or 2.2%, and average other investments decreased $1.4 million, or 9.1%.

For the three months ended June 30, 2026, the average cost of core deposits, which the Company defines as all deposits except time deposits, was 1.03%, compared to 1.02% for the three months ended March 31, 2026. The average cost of time deposits decreased three basis points from 3.41% for the three months ended March 31, 2026, to 3.38% for the three months ended June 30, 2026. The average cost of borrowings, including subordinated debt, increased 40 basis points from 4.75% for the three months ended March 31, 2026, to 5.15% for the three months ended June 30, 2026. Average demand deposits, an interest-free source of funds, increased $4.6 million, or 0.8%, from $588.5 million, or 25.1% of total average deposits, for the three months ended March 31, 2026, to $593.1 million, or 24.9% of total average deposits, for the three months ended June 30, 2026. For the three months ended June 30, 2026, the average cost of total funds, including non-interest bearing accounts and borrowings, decreased two basis points to 1.86%.

Provision for (Reversal of) Credit Losses

The provision for credit losses was $1.6 million during the three months ended June 30, 2026, compared to $75,000, during the three months ended March 31, 2026. The increase in the provision for credit losses was primarily due to a partial charge-off of $1.8 million on a non-owner occupied commercial real estate participation loan relationship (“participation loan”) secured by an office building. The Company does not have any additional exposure to the borrower or guarantor involved in the participation loan. In June 2026, the Company was notified by the lead bank of the participation loan that on June 4, 2026, the borrower filed for Chapter 11 Bankruptcy (“Bankruptcy Filing”). Immediately prior to notification of the Bankruptcy Filing, the Company’s 40% portion of the participation loan had a carrying value of $3.4 million and the borrower was then current with its scheduled payments.

During the three months ended June 30, 2026, due to the Bankruptcy Filing, the Company downgraded the participation loan to substandard, placed the loan on nonaccrual status and recognized a partial charge-off of $1.8 million. At June 30, 2026, the Company’s portion of the remaining carrying value of the participation loan was $1.6 million, down from the $3.5 million carrying value at March 31, 2026. The Company currently expects full recovery of the remaining carrying value through the anticipated sale of the underlying collateral. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended June 30, 2026, the Company recorded net charge-offs of $1.8 million, or 0.33% of average loans, on an annualized basis, compared to net charge-offs of $55,000, or 0.01% of average loans, on an annualized basis, for the three months ended March 31, 2026. The increase in net charge-offs during the three months ended June 30, 2026 was due to the $1.8 million charge-off of the participation loan discussed above.

Non-Interest Income

For the three months ended June 30, 2026, non-interest income of $3.4 million decreased $39,000, or 1.1%, from the three months ended March 31, 2026. During the three months ended March 31, 2026, non-interest income included the recognition of $449,000 in bank-owned life insurance (“BOLI”) death benefits. Excluding the BOLI death benefits, non-interest income increased $409,000, or 13.7%. Service charges and fees on deposits increased $291,000, or 13.7%, from $2.1 million for the three months ended March 31, 2026, to $2.4 million for the three months ended June 30, 2026. For the three months ended June 30, 2026, and the three months ended March 31, 2026, wealth management income totaled $389,000 and $390,000, respectively. During the same period, assets under management increased from $235.6 million at March 31, 2026, to $256.6 million at June 30, 2026, reflecting net investment appreciation and assets acquired.

Income from BOLI increased $59,000, or 12.4%, from the three months ended March 31, 2026, to $535,000 for the three months ended June 30, 2026. During the three months ended June 30, 2026, the Company reported unrealized gains on marketable equity securities of $47,000, compared to unrealized losses of $13,000 during the three months ended March 31, 2026.

Non-Interest Expense

For the three months ended June 30, 2026, non-interest expense increased $347,000, or 2.2%, to $16.4 million from the three months ended March 31, 2026. During the three months ended June 30, 2026, salaries and employee benefits increased $247,000, or 2.7%, primarily due to one additional day of payroll expense. Data processing expense increased $140,000, or 17.1%, professional fees increased $113,000, or 22.2%, software related expenses increased $23,000, or 3.3%, advertising expense increased $15,000, or 3.4%, and other non-interest expense increased $115,000, or 9.1%. These increases were partially offset by a decrease in occupancy expense of $243,000, or 15.6%, from the three months ended March 31, 2026. During the three months ended March 31, 2026, occupancy expense included $240,000 in snow removal expense. The Company did not have a comparable expense during the three months ended June 30, 2026. Furniture and equipment expense decreased $29,000, or 6.7%, debit card processing and ATM network costs decreased $19,000, or 2.9%, and FDIC insurance expense decreased $15,000, or 3.8%.

For the three months ended June 30, 2026, and the three months ended March 31, 2026, the efficiency ratio was 72.0% and 71.9%, respectively. For the three months ended June 30, 2026, the adjusted efficiency ratio, a non-GAAP financial measure, was 72.2% compared to 73.4% for the three months ended March 31, 2026. See pages 19-21 for the related efficiency ratio and adjusted efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2026 was $1.2 million, with an effective tax rate of 25.1%, compared to $1.4 million, with an effective tax rate of 22.6%, for the three months ended March 31, 2026.

Net Income for the Three Months Ended June 30, 2026 Compared to the Three Months Ended June 30, 2025

The Company reported a decrease in net income of $992,000, or 21.6%, from $4.6 million, or $0.23 per diluted share, for the three months ended June 30, 2025, to $3.6 million, or $0.18 per diluted share, for the three months ended June 30, 2026. Net interest income increased $1.7 million, or 9.5%, provision for credit losses increased $2.2 million, non-interest income decreased $17,000, or 0.5%, and non-interest expense increased $699,000, or 4.5%. Return on average assets and return on average equity were 0.53% and 5.84%, respectively, for the three months ended June 30, 2026, compared to 0.69% and 7.76%, respectively, for the three months ended June 30, 2025.

Net Interest Income and Net Interest Margin

Net interest income increased $1.7 million, or 9.5%, to $19.3 million, for the three months ended June 30, 2026, from $17.6 million for the three months ended June 30, 2025. The increase in net interest income was due to an increase in interest and dividend income of $1.2 million, or 3.9%, and a decrease in interest expense of $510,000, or 4.3%. During the three months ended June 30, 2026, and the three months ended June 30, 2025, the Company recorded prepayment penalties related to payoffs in the commercial real estate portfolio of $82,000 and $425,000, respectively. Excluding the prepayment penalties, net interest income increased $2.0 million, or 11.7%. The increase in interest and dividend income was primarily due to an increase in average loans of $108.6 million, or 5.2%, and an increase of seven basis points in the average loan yield, without the impact of tax-equivalent adjustments, from the three months ended June 30, 2025 to the three months ended June 30, 2026.

The net interest margin increased 20 basis points from 2.80% for the three months ended June 30, 2025 to 3.00% for the three months ended June 30, 2026. The net interest margin, on a tax-equivalent basis, increased 20 basis points from 2.82% for the three months ended June 30, 2025 to 3.02% for the three months ended June 30, 2026. Excluding the prepayment penalties discussed above, the net interest margin increased 25 basis points from 2.73% for the three months ended June 30, 2025 to 2.98%, for the three months ended June 30, 2026.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased eight basis points from 4.69% for the three months ended June 30, 2025 to 4.77%, for the three months ended June 30, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased seven basis points from 5.05% for the three months ended June 30, 2025, to 5.12% for the three months ended June 30, 2026. During the three months ended June 30, 2026, average interest-earning assets increased $55.9 million, or 2.2%, to $2.6 billion, primarily due to an increase in average loans of $108.6 million, or 5.2%, partially offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $32.6 million, or 55.6%, and a decrease in average securities of $19.2 million, or 5.1%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 12 basis points from 1.98% for the three months ended June 30, 2025, to 1.86% for the three months ended June 30, 2026. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased two basis points from 1.01% for the three months ended June 30, 2025, to 1.03% for the three months ended June 30, 2026. The average cost of time deposits decreased 31 basis points from 3.69% for the three months ended June 30, 2025, to 3.38% for the three months ended June 30, 2026. The average cost of borrowings, including subordinated debt, increased 11 basis points from 5.04% for the three months ended June 30, 2025, to 5.15%, for the three months ended June 30, 2026. Average demand deposits, an interest-free source of funds, increased $20.3 million, or 3.5%, from $572.8 million, or 24.9% of total average deposits, for the three months ended June 30, 2025, to $593.1 million, or 24.9% of total average deposits, for the three months ended June 30, 2026.

Provision for (Reversal of) Credit Losses

The Company recorded a provision for credit losses of $1.6 million during the three months ended June 30, 2026, compared to a reversal of credit losses of $615,000 during the three months ended June 30, 2025. The increase in the provision for credit losses was primarily due to the charge-off of $1.8 million on the participation loan discussed above. The reversal of credit losses, during the three months ended June 30, 2025, was a result of a recovery in the amount of $624,000 on a charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net charge-offs of $1.8 million, or 0.33% of average loans, on an annualized basis, for the three months ended June 30, 2026, compared to net recoveries of $585,000, or 0.11% of average loans, on an annualized basis, for the three months ended June 30, 2025. The increase in net charge-offs during the three months ended June 30, 2026 was due to the $1.8 million charge-off of the participation loan discussed above.

Non-Interest Income

Non-interest income decreased $17,000, or 0.5%, to $3.4 million for the three months ended June 30, 2026 from $3.4 million for the three months ended June 30, 2025. During the three months ended June 30, 2026, service charges and fees on deposits increased $187,000, or 8.4%, wealth management income increased $96,000, or 32.8%, income from BOLI increased $19,000, or 3.7%, from $516,000 for the three months ended June 30, 2025, to $535,000 for the three months ended June 30, 2026. During the three months ended June 30, 2026 and the three months ended June 30, 2025, the Company reported unrealized gains on marketable equity securities of $47,000 and $25,000, respectively. During the three months ended June 30, 2025, the Company reported a gain of $243,000 on non-marketable equity investments and did not have comparable income during the three months ended June 30, 2026. During the three months ended June 30, 2025, the Company reported $95,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended June 30, 2026.

Non-Interest Expense

For the three months ended June 30, 2026, non-interest expense increased $699,000, or 4.5%, to $16.4 million from $15.7 million for the three months ended June 30, 2025. The increase in non-interest expense was due to an increase in salaries and benefits of $645,000, or 7.3%, an increase in software related expense of $67,000, or 10.4%, an increase in occupancy expense of $54,000, or 4.3%, an increase in other non-interest expense of $31,000, or 2.3%, an increase in data processing expense of $28,000, or 3.0%, and an increase in advertising and marketing expense of $14,000, or 3.2%. These increases were partially offset by a decrease in furniture and equipment expense of $87,000, or 17.7%, a decrease in debit card and ATM processing fees of $30,000, or 4.5%, and a decrease in FDIC insurance expense of $22,000, or 5.5%.

For the three months ended June 30, 2026, the efficiency ratio was 72.0%, compared to 74.4% for the three months ended June 30, 2025. For the three months ended June 30, 2026, the adjusted efficiency ratio, a non-GAAP financial measure, was 72.2% compared to 75.3% for the three months ended June 30, 2025. The decreases in the efficiency ratio and the adjusted efficiency ratio were driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, during the three months ended June 30, 2026, compared to the three months ended June 30, 2025. See pages 19-21 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended June 30, 2026, was $1.2 million, or an effective tax rate of 25.1%, compared to $1.4 million, or an effective tax rate of 23.7%, for the three months ended June 30, 2025. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2026.

Net Income for the Six Months Ended June 30, 2026 Compared to the Six Months Ended June 30, 2025

For the six months ended June 30, 2026, the Company reported net income of $8.4 million, or $0.42 per diluted share, compared to $6.9 million, or $0.34 per diluted share, for the six months ended June 30, 2025. Net interest income increased $5.0 million, or 15.0%, provision for credit losses increased $2.1 million, non-interest income increased $657,000, or 10.6%, and non-interest expense increased $1.5 million, or 4.9%, during the same period. Return on average assets and return on average equity were 0.62% and 6.80% for the six months ended June 30, 2026, respectively, compared to 0.52% and 5.87% for the six months ended June 30, 2025, respectively.

Net Interest Income and Net Interest Margin

During the six months ended June 30, 2026, net interest income increased $5.0 million, or 15.0%, to $38.1 million, compared to $33.2 million for the six months ended June 30, 2025. The increase in net interest income was due to an increase in interest and dividend income of $3.0 million, or 5.2%, driven by higher interest income from loans, and a decrease in interest expense of $2.0 million, or 7.9%. The decrease in interest expense was due to a decrease in interest expense on deposits of $1.5 million, or 6.8%, and a decrease in interest expense on borrowings of $480,000, or 15.7%.

The net interest margin increased 33 basis points from 2.64%, for the six months ended June 30, 2025, to 2.97% for the six months ended June 30, 2026. The net interest margin, on a tax-equivalent basis, increased 33 basis points from 2.66%, for the six months ended June 30, 2025, to 2.99% for the six months ended June 30, 2026. During the six months ended June 30, 2026, and the six months ended June 30, 2025, the Company recorded $98,000 and $425,000, respectively, in prepayment penalties related to payoffs in the commercial portfolio. Excluding the prepayment penalties, the net interest margin increased 35 basis points from 2.61% for the six months ended June 30, 2025, to 2.96% for the six months ended June 30, 2026.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.76% for the six months ended June 30, 2026, compared to 4.63% for the six months ended June 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, was 5.11% for the six months ended June 30, 2026, compared to 4.97% for the six months ended June 30, 2025. During the six months ended June 30, 2026, average interest-earning assets increased $58.5 million, or 2.3%, to $2.6 billion, from the same period in 2025. The increase was primarily due to an increase in average loans of $110.8 million, or 5.3%, partially offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $41.8 million, or 62.2%, and a decrease in average securities of $10.3 million, or 2.8%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 20 basis points from 2.07% for the six months ended June 30, 2025, to 1.87% for the six months ended June 30, 2026. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased three basis points to 1.02% for the six months ended June 30, 2026, from 1.05% for the six months ended June 30, 2025. The average cost of time deposits decreased 50 basis points from 3.90% for the six months ended June 30, 2025, to 3.40% for the six months ended June 30, 2026. The average cost of borrowings, including subordinated debt, decreased 13 basis points from 5.04% for the six months ended June 30, 2025, to 4.91% for the six months ended June 30, 2026. Average demand deposits, an interest-free source of funds, increased $19.6 million, or 3.4%, from $571.2 million, or 24.8% of total average deposits, for the six months ended June 30, 2025, to $590.8 million, or 25.0% of total average deposits, for the six months ended June 30, 2026.

Provision for (Reversal of) Credit Losses

The Company recorded a provision for credit losses of $1.6 million during the six months ended June 30, 2026, compared to a reversal of credit losses of $473,000 during the six months ended June 30, 2025. The increase in the provision for credit losses was primarily due to the partial charge-off of $1.8 million on the participation loan discussed above. The provision for credit losses was also determined by a number of factors: the continued overall strong credit performance of the Company’s diversified loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net charge-offs of $1.8 million, or 0.34% of average loans, on an annualized basis, for the six months ended June 30, 2026, as compared to net recoveries of $556,000, or 0.11%, of average loans, on an annualized basis, for the six months ended June 30, 2025. The increase in net charge-offs during the six months ended June 30, 2026 was due to the $1.8 million charge-off of the participation loan discussed above. During the six months ended June 30, 2025, the Company recorded a recovery of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc.

Non-Interest Income

For the six months ended June 30, 2026, non-interest income increased $657,000, or 10.6%, from $6.2 million during the six months ended June 30, 2025, to $6.8 million. During the six months ended June 30, 2026, non-interest income included the recognition of $450,000 in BOLI death benefits. Excluding the BOLI death benefits, non-interest income increased $207,000, or 3.4%. During the same period, service charges and fees on deposits increased $295,000, or 6.9%, wealth management income increased $225,000, or 40.6%, and income from BOLI increased $22,000, or 2.2%.

During the six months ended June 30, 2025, the Company reported a gain of $243,000 on non-marketable equity investments and did not have comparable income during the six months ended June 30, 2026. During the six months ended June 30, 2025, the Company reported $95,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the six months ended June 30, 2026. During the six months ended June 30, 2026, the Company reported unrealized gains on marketable equity securities of $34,000, compared to unrealized gains on marketable equity securities of $20,000 during the six months ended June 30, 2025. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the six months ended June 30, 2025, the Company reported $11,000 in gains from mortgage banking activities and did not have comparable gains or losses during the six months ended June 30, 2026.

Non-Interest Expense

For the six months ended June 30, 2026, non-interest expense increased $1.5 million, or 4.9%, to $32.4 million, compared to $30.8 million for the six months ended June 30, 2025. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $1.5 million, or 8.5%, due to annual merit increases and increases in health insurance benefits. During the same period, occupancy expense increased $204,000, or 7.6%, due to an increase in snow removal costs of $111,000, or 76.6%. Software related expenses increased $97,000, or 7.4%, debit card and ATM processing fees increased $56,000, or 4.5%, and advertising expense increased $27,000, or 3.1%. These increases were partially offset by a decrease in furniture and equipment expense of $141,000, or 14.4%, a decrease in FDIC insurance expense of $61,000, or 7.3%, a decrease in other non-interest expense of $49,000, or 1.8%, a decrease in professional fees of $38,000, or 3.3%, and a decrease in data processing expense of $33,000, or 1.8%.

For the six months ended June 30, 2026, the efficiency ratio was 72.0% compared to 78.4% for the six months ended June 30, 2025. For the six months ended June 30, 2026, the adjusted efficiency ratio, a non-GAAP financial measure, was 72.7%, compared to 78.9% for the six months ended June 30, 2025. The decreases in the efficiency ratio and the adjusted efficiency ratio were driven by higher revenues, defined as the sum of net interest income and non-interest income, during the six months ended June 30, 2026, compared to the six months ended June 30, 2025. The adjusted efficiency ratio is a non-GAAP measure. See pages 19-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the six months ended June 30, 2026, was $2.6 million, representing an effective tax rate of 23.7%, compared to $2.1 million, representing an effective tax rate of 23.2%, for the six months ended June 30, 2025. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2026.

Balance Sheet

At June 30, 2026, total assets were $2.7 billion, a decrease of $4.2 million, or 0.1%, from December 31, 2025. The decrease in total assets was primarily due to a decrease in investment securities of $12.2 million, or 3.4%, and a decrease in cash and cash equivalents of $2.7 million, or 6.7%, partially offset by an increase in total loans of $9.9 million, or 0.5%.

Investments

At June 30, 2026, the investment securities portfolio totaled $353.0 million, or 12.9% of total assets, compared to $365.2 million, or 13.3% of total assets, at December 31, 2025. At June 30, 2026, the Company’s available-for-sale securities portfolio, recorded at fair market value, decreased $5.2 million, or 3.0%, from $175.8 million at December 31, 2025 to $170.6 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $7.1 million, or 3.8%, from $188.8 million at December 31, 2025, to $181.7 million at June 30, 2026.

At June 30, 2026, the Company reported net unrealized losses on the available-for-sale securities portfolio of $22.9 million, or 11.8% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $22.4 million, or 11.3% of the amortized cost basis of the available-for-sale securities at December 31, 2025. At June 30, 2026, the Company reported net unrealized losses on the held-to-maturity securities portfolio of $30.5 million, or 16.8% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $30.3 million, or 16.1% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2025.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $13.1 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses within the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At June 30, 2026, and December 31, 2025, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's objective to provide liquidity.

Total Loans

Total loans increased $9.9 million, or 0.5%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025, to $2.2 billion, or 80.2% of total assets, at June 30, 2026. The increase in total loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $31.7 million, or 3.7%, an increase in commercial and industrial loans of $12.5 million, or 5.6%, partially offset by a decrease in commercial real estate loans of $33.7 million, or 3.1%. The decrease in commercial real estate loans was primarily driven by an increased level of prepayments in the commercial real estate loan portfolio and the partial charge-off of $1.8 million on the participation loan discussed above. Non-owner occupied commercial real estate loans decreased $27.3 million, or 3.0%, to $883.0 million, or 40.3% of total loans and owner-occupied commercial real estate loans decreased $6.5 million, or 3.4%, to $182.4 million, or 8.3% of total loans.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	June 30, 2026	December 31, 2025
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$882,978	$910,239
Owner occupied	182,372	188,824
Total commercial real estate loans	1,065,350	1,099,063

Residential real estate loans:
Residential one-to-four family	745,548	719,070
Home equity	143,069	137,801
Total residential real estate loans	888,617	856,871

Commercial and industrial loans	234,269	221,790

Consumer loans	2,338	2,929
Total loans	2,190,574	2,180,653
Unamortized premiums and net deferred loan fees and costs	3,258	2,939
Total loans, including unamortized premiums and net deferred loan fees and costs	$2,193,832	$2,183,592

Credit Quality

Total delinquency was $4.7 million, or 0.21% of total loans, at June 30, 2026, compared to $3.1 million, or 0.14% of total loans at December 31, 2025. Of the $4.7 million in past due loans, 95.1% are residential real estate loans. At June 30, 2026, nonaccrual loans totaled $7.8 million, or 0.35% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. The increase in nonaccrual loans at June 30, 2026 was primarily attributable to the participation loan discussed above, which was placed on nonaccrual status following the borrower’s Bankruptcy Filing. At June 30, 2026, and December 31, 2025, there were no loans 90 or more days past-due and still accruing interest. Total nonperforming assets, defined as nonaccrual loans and other real estate owned, totaled $7.8 million, or 0.28% of total assets, at June 30, 2026, compared to $5.2 million, or 0.19% of total assets, at December 31, 2025. At June 30, 2026, and December 31, 2025, the Company did not have any other real estate owned.

At June 30, 2026, the allowance for credit losses was $20.2 million, or 0.92% of total loans and 260.2% of nonaccrual loans, compared to $20.3 million, or 0.93% of total loans and 393.2% of nonaccrual loans, at December 31, 2025. The decrease in the allowance for credit losses as a percentage of nonaccrual loans was due to the increase in nonaccrual loans from $5.2 million at December 31, 2025, to $7.8 million at June 30, 2026. Management continues to closely monitor the loan portfolio for any signs of weakness due to the speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and higher interest rates as well as any signs of deterioration in the borrower’s financial condition. Management continues to proactively take steps to mitigate risk in the loan portfolio.

At June 30, 2026, total criticized loans, defined as special mention and substandard loans, totaled $63.9 million, or 2.9% of total loans, compared to $39.7 million, or 1.8% of total loans, at December 31, 2025. Loans designated special mention, which are not considered classified, increased $23.1 million, from $17.2 million, or 0.8% of total loans, at December 31, 2025, to $40.3 million, or 1.8% of total loans, at June 30, 2026. During the same period, substandard loans increased $1.1 million, or 4.9%, to $23.6 million, or 1.1% of total loans.

Of the $40.3 million in loans designated special mention at June 30, 2026, $17.8 million, or 44.2%, are commercial and industrial loans, and $22.5 million, or 55.8%, are commercial real estate loans. Of the $23.6 million in loans categorized substandard at June 30, 2026, $7.2 million, or 30.5%, are commercial and industrial loans, $10.5 million, or 44.5%, are commercial real estate loans, and $5.9 million, or 25.0%, are residential real estate loans. Of the total $63.9 million in criticized loans at June 30, 2026, 95.6% are current and paying as agreed.

The increase in special mention loans from December 31, 2025, to June 30, 2026, resulted from the downgrade of two commercial relationships totaling $21.5 million, from pass risk ratings to special mention. The increase in substandard loans from December 31, 2025, to June 30, 2026, resulted from the downgrade of the participation loan with a carrying value of $1.6 million, net of the $1.8 million charge-off, discussed above.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At June 30, 2026, the commercial real estate portfolio totaled $1.1 billion and represented 48.6% of total loans. Of the $1.1 billion, $883.0 million, or 82.9% of the commercial real estate portfolio, was categorized as non-owner occupied commercial real estate and represented 317.6% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At June 30, 2026, total deposits were $2.4 billion and increased $40.5 million, or 1.7%, from December 31, 2025. Core deposits, which the Company defines as all deposits except time deposits, decreased $5.3 million, or 0.3%, from $1.7 billion, or 70.8% of total deposits, at December 31, 2025, to $1.7 billion, or 69.4% of total deposits, at June 30, 2026. Non-interest-bearing deposits increased $6.1 million, or 1.0%, to $600.6 million, and represented 25.0% of total deposits, money market accounts increased $2.7 million, or 0.4%, to $718.4 million, and savings accounts increased $6.6 million, or 3.5%, to $193.2 million. These increases were partially offset by a decrease in interest-bearing checking accounts of $20.7 million, or 11.9%, to $153.5 million.

At June 30, 2026, time deposits increased $45.8 million, or 6.6%, from $689.9 million at December 31, 2025, to $735.7 million. The Company did not have brokered time deposits at June 30, 2026 and December 31, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market.

At June 30, 2026, the Bank’s uninsured deposits totaled $722.7 million, or 30.1% of total deposits, compared to $697.6 million, or 29.5% of total deposits, at December 31, 2025. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. At June 30, 2026, there was one consumer deposit relationship, which is our largest deposit relationship, with a household concentration comprising 5.8% of total deposits, compared to 5.0% of total deposits at December 31, 2025. The next largest deposit relationship is to a local municipality with a concentration of 1.3% of total deposits at June 30, 2026, and 1.9% at December 31, 2025.

The table below is a summary of our deposit balances for the periods noted:

	At June 30, 2026		At December 31, 2025
	Balance	% of Total Deposits	Balance	% of Total Deposits
	(Dollars in thousands)
Demand and interest-bearing checking:
Demand deposit accounts	$600,599	25.0%	$594,516	25.2%
Interest-bearing checking accounts	153,531	6.4%	174,227	7.4%
Savings:
Regular savings accounts	193,160	8.0%	186,597	7.9%
Money market accounts	718,361	29.9%	715,620	30.3%
Total core deposits	1,665,651	69.4%	1,670,960	70.8%
Time deposits	735,749	30.6%	689,948	29.2%
Total deposits	$2,401,400	100.0%	$2,360,908	100.0%

FHLB and Subordinated Debt

At June 30, 2026, total borrowings decreased $43.5 million, or 41.0%, from $106.1 million at December 31, 2025, to $62.6 million. At June 30, 2026, short-term borrowings increased $4.5 million, or 33.7%, to $17.7 million, compared to $13.3 million at December 31, 2025. At June 30, 2026, long-term borrowings decreased $48.0 million, or 65.8%, to $25.0 million from $73.0 million at December 31, 2025.

At June 30, 2026, and December 31, 2025, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes (“Notes”). On April 20, 2021, the Company issued $20.0 million in aggregate principal amount of fixed-to-floating rate Notes due on May 1, 2031. On May 1, 2026, the Company’s Notes converted from an annual fixed rate of 4.875% to a floating rate equal to the 90-day average secured overnight financing rate (“SOFR”) plus 412 basis points. The Company has the ability to call the Notes, in whole, or in part, on or after May 1, 2026, and at any time upon the occurrence of certain events, subject in each case to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital adequacy regulations.

As of June 30, 2026, the Company had $547.5 million of additional borrowing capacity at the FHLB, $392.7 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At June 30, 2026, shareholders’ equity was $248.3 million, or 9.1% of total assets, compared to $247.6 million, or 9.1% of total assets, at December 31, 2025. The change was primarily attributable to net income of $8.4 million, partially offset by cash dividends paid of $2.8 million and the repurchase of 381,000 shares at a cost of $5.2 million. At June 30, 2026, total shares outstanding were 20,045,872. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	June 30, 2026		December 31, 2025
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	13.96%	13.47%	14.19%	13.48%
Tier 1 Capital (to Risk Weighted Assets)	12.20%	12.47%	12.21%	12.46%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.20%	12.47%	12.21%	12.46%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.18%	9.37%	9.13%	9.32%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
●	the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments;
●	general business and economic conditions on a national basis and in the local markets in which we operate, including those impacting credit quality;

●	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
●	inflation and governmental responses to inflation, including potential future increases in interest rates that reduce net interest margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
●	changes in regulation, regulatory policy, legislation, accounting standards and practices, and fiscal monetary policy, particularly in light of the shift in presidential administrations and the potential for related shifts in agency policy and leadership;
●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity incidents, technological integration, including AI, vendor issues, business interruption, and fraud risks;
●	significant changes in accounting, tax or regulatory practices or requirements;
●	new legal obligations or liabilities or unfavorable resolutions or litigation;
●	disruptive technologies in payment systems and other services traditionally provided by financial institutions;
●	the risk that we may not be successful in the implementation of our business strategy;
●	severe weather, natural disasters, pandemics, acts of war, or terrorism and other external events which could significantly impact our business;
●	declines in real estate values in the Company’s market area, which may adversely affect our loan production;
●	decreases in the value of securities and other assets, or changes in the securities markets which affect investment management revenue;
●	decreases in deposit levels necessitating increased borrowing to fund loans, investments and other needs;
●	competitive pressures from other financial institutions;
●	the soundness of other financial services institutions which may adversely affect our credit risk;
●	failure or circumvention of our internal controls or procedures;
●	the risk that goodwill and intangibles recorded in our financial statements will become impaired;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	introduction of new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations; and
●	other risks and uncertainties detailed in Part 1A “Risk Factors” of the Company’s 2025 Annual Report on Form 10-K.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2026	2026	2025	2025	2025	2026	2025
INTEREST AND DIVIDEND INCOME:
Loans	$27,960	$27,440	$27,491	$26,690	$26,214	$55,400	$51,198
Securities	2,457	2,505	2,588	2,617	2,588	4,962	5,010
Other investments	156	147	164	166	169	303	360
Short-term investments	208	189	294	560	641	397	1,481
Total interest and dividend income	30,781	30,281	30,537	30,033	29,612	61,062	58,049

INTEREST EXPENSE:
Deposits	10,358	9,978	10,296	10,403	10,437	20,336	21,813
Short-term borrowings	236	322	85	39	47	558	101
Long-term debt	515	902	1,073	1,245	1,232	1,417	2,451
Subordinated debt	351	254	254	254	254	605	508
Total interest expense	11,460	11,456	11,708	11,941	11,970	22,916	24,873

Net interest and dividend income	19,321	18,825	18,829	18,092	17,642	38,146	33,176

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	1,557	75	(485)	1,293	(615)	1,632	(473)

Net interest and dividend income after provision for (reversal of) credit losses	17,764	18,750	19,314	16,799	18,257	36,514	33,649

NON-INTEREST INCOME:
Service charges and fees on deposits	2,422	2,131	2,234	2,199	2,235	4,553	4,258
Wealth management income	389	390	319	353	293	779	554
Income from bank-owned life insurance	535	476	492	482	516	1,011	989
Gain on bank-owned life insurance death benefits	1	449	-	-	-	450	-
Unrealized gain (loss) on marketable equity securities	47	(13)	(7)	22	25	34	20
Gain on mortgage banking activity	-	-	-	-	4	-	11
Gain on non-marketable equity investments	-	-	-	-	243	-	243
Other income	-	-	135	117	95	-	95
Total non-interest income	3,394	3,433	3,173	3,173	3,411	6,827	6,170

NON-INTEREST EXPENSE:
Salaries and employee benefits	9,476	9,229	9,373	9,209	8,831	18,705	17,244
Occupancy	1,319	1,562	1,312	1,237	1,265	2,881	2,677
Furniture and equipment	404	433	437	453	491	837	978
Data processing	961	821	899	916	933	1,782	1,815
Software	712	689	687	652	645	1,401	1,304
Debit/ATM card processing expense	644	663	599	633	674	1,307	1,251
Professional fees	622	509	388	460	623	1,131	1,169
FDIC insurance	377	392	398	376	399	769	830
Advertising	457	442	349	433	443	899	872
Other	1,383	1,268	1,428	1,409	1,352	2,651	2,700
Total non-interest expense	16,355	16,008	15,870	15,778	15,656	32,363	30,840

INCOME BEFORE INCOME TAXES	4,803	6,175	6,617	4,194	6,012	10,978	8,979

INCOME TAX PROVISION	1,205	1,398	1,408	1,027	1,422	2,603	2,086
NET INCOME	$3,598	$4,777	$5,209	$3,167	$4,590	$8,375	$6,893

Basic earnings per share	$0.18	$0.24	$0.26	$0.16	$0.23	$0.42	$0.34
Weighted average shares outstanding	19,781,515	19,996,682	20,060,358	20,110,492	20,210,650	19,888,504	20,297,582
Diluted earnings per share	$0.18	$0.24	$0.26	$0.16	$0.23	$0.42	$0.34
Weighted average diluted shares outstanding	19,894,399	20,065,067	20,206,539	20,240,975	20,312,881	19,979,139	20,413,006

Other Data:
Return on average assets (1)	0.53%	0.71%	0.75%	0.46%	0.69%	0.62%	0.52%
Return on average equity (1)	5.84%	7.77%	8.40%	5.20%	7.76%	6.80%	5.87%
Efficiency ratio	72.00%	71.92%	72.13%	74.20%	74.36%	71.96%	78.38%
Adjusted efficiency ratio (2)	72.15%	73.36%	72.11%	74.27%	75.32%	72.74%	78.91%
Net interest margin	3.00%	2.95%	2.89%	2.81%	2.80%	2.97%	2.64%
Net interest margin, on a fully tax-equivalent basis	3.02%	2.97%	2.91%	2.83%	2.82%	2.99%	2.66%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and gain on bank-owned life insurance death benefits.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Cash and cash equivalents	$37,666	$56,137	$40,381	$82,942	$93,308
Securities available-for-sale, at fair value	170,598	173,215	175,800	179,234	178,785
Securities held to maturity, at amortized cost	181,723	185,392	188,800	193,446	197,671
Marketable equity securities, at fair value	662	610	632	471	444
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,790	5,736	5,359	5,818	5,818

Loans	2,193,832	2,200,956	2,183,592	2,131,308	2,092,631
Allowance for credit losses	(20,185)	(20,451)	(20,297)	(20,542)	(19,733)
Net loans	2,173,647	2,180,505	2,163,295	2,110,766	2,072,898

Bank-owned life insurance	78,214	77,679	79,019	78,527	78,045
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	875	969	1,063	1,156	1,250
Other assets	72,639	71,807	69,644	70,683	70,443
TOTAL ASSETS	$2,732,301	$2,764,537	$2,736,480	$2,735,530	$2,711,149

Total deposits	$2,401,400	$2,381,792	$2,360,908	$2,349,875	$2,330,113
Short-term borrowings	17,740	23,810	13,270	2,980	4,040
Long-term debt	25,000	73,000	73,000	98,000	98,000
Subordinated debt	19,810	19,800	19,790	19,781	19,771
Securities pending settlement	-	-	242	-	-
Other liabilities	20,072	18,039	21,633	21,254	19,797
TOTAL LIABILITIES	2,484,022	2,516,441	2,488,843	2,491,890	2,471,721

TOTAL SHAREHOLDERS' EQUITY	248,279	248,096	247,637	243,640	239,428
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,732,301	$2,764,537	$2,736,480	$2,735,530	$2,711,149

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Shares outstanding at end of period	20,045,872	20,240,872	20,372,786	20,491,966	20,494,501

Operating results:
Net interest income	$19,321	$18,825	$18,829	$18,092	$17,642
Provision for (reversal of) credit losses	1,557	75	(485)	1,293	(615)
Non-interest income	3,394	3,433	3,173	3,173	3,411
Non-interest expense	16,355	16,008	15,870	15,778	15,656
Income before income provision for income taxes	4,803	6,175	6,617	4,194	6,012
Income tax provision	1,205	1,398	1,408	1,027	1,422
Net income	3,598	4,777	5,209	3,167	4,590

Performance Ratios:
Net interest margin	3.00%	2.95%	2.89%	2.81%	2.80%
Net interest margin, on a fully tax-equivalent basis	3.02%	2.97%	2.91%	2.83%	2.82%
Interest rate spread	2.33%	2.28%	2.21%	2.13%	2.10%
Interest rate spread, on a fully tax-equivalent basis	2.34%	2.30%	2.23%	2.14%	2.12%
Return on average assets	0.53%	0.71%	0.75%	0.46%	0.69%
Return on average equity	5.84%	7.77%	8.40%	5.20%	7.76%
Efficiency ratio (GAAP)	72.00%	71.92%	72.13%	74.20%	74.36%
Adjusted efficiency ratio (non-GAAP) (1)	72.15%	73.36%	72.11%	74.27%	75.32%

Per Common Share Data:
Basic earnings per share	$0.18	$0.24	$0.26	$0.16	$0.23
Earnings per diluted share	0.18	0.24	0.26	0.16	0.23
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	12.39	12.26	12.16	11.89	11.68
Tangible book value per share (non-GAAP) (2)	11.72	11.59	11.49	11.22	11.01

Asset Quality:
30-89 day delinquent loans	$3,693	$2,317	$2,098	$3,123	$2,525
90 days or more delinquent loans	965	840	1,047	1,425	1,328
Total delinquent loans	4,658	3,157	3,145	4,548	3,853
Total delinquent loans as a percentage of total loans	0.21%	0.14%	0.14%	0.21%	0.18%
Nonaccrual loans	$7,759	$4,681	$5,162	$5,649	$5,752
Nonaccrual loans as a percentage of total loans	0.35%	0.21%	0.24%	0.27%	0.27%
Nonaccrual assets as a percentage of total assets	0.28%	0.17%	0.19%	0.21%	0.21%
Allowance for credit losses as a percentage of nonaccrual loans	260.15%	436.89%	393.20%	363.64%	343.06%
Allowance for credit losses as a percentage of total loans	0.92%	0.93%	0.93%	0.96%	0.94%
Net loan charge-offs (recoveries)	$1,789	$55	$41	$43	$(585)
Net loan charge-offs (recoveries) as a percentage of average loans	0.08%	0.00%	0.00%	0.00%	(0.03)%

___________________________

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and gain on bank-owned life insurance death benefits.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,189,867	$28,084	5.14%	$2,186,529	$27,559	5.11%	$2,081,319	$26,335	5.08%
Securities(2)	355,904	2,457	2.77	363,983	2,505	2.79	375,074	2,588	2.77
Other investments	14,171	156	4.42	15,585	147	3.83	15,062	169	4.50
Short-term investments(3)	26,034	208	3.20	24,831	189	3.09	58,622	641	4.39
Total interest-earning assets	2,585,976	30,905	4.79	2,590,928	30,400	4.76	2,530,077	29,733	4.71
Total non-interest-earning assets	152,735			153,783			156,247
Total assets	$2,738,711			$2,744,711			$2,686,324

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$147,413	360	0.98	$148,869	300	0.82	$165,329	424	1.03
Savings accounts	193,850	58	0.12	190,080	43	0.09	188,498	55	0.12
Money market accounts	728,462	3,847	2.12	728,590	3,822	2.13	687,621	3,600	2.10
Time deposit accounts	722,603	6,093	3.38	691,612	5,813	3.41	690,555	6,358	3.69
Total interest-bearing deposits	1,792,328	10,358	2.32	1,759,151	9,978	2.30	1,732,003	10,437	2.42
Borrowings	85,845	1,102	5.15	126,193	1,478	4.75	122,070	1,533	5.04
Interest-bearing liabilities	1,878,173	11,460	2.45	1,885,344	11,456	2.46	1,854,073	11,970	2.59
Non-interest-bearing deposits	593,110			588,503			572,833
Other non-interest-bearing liabilities	20,392			21,413			22,207
Total non-interest-bearing liabilities	613,502			609,916			595,040
Total liabilities	2,491,675			2,495,260			2,449,113
Total equity	247,036			249,451			237,211
Total liabilities and equity	$2,738,711			$2,744,711			$2,686,324
Less: Tax-equivalent adjustment(2)		(124)			(119)			(121)
Net interest and dividend income		$19,321			$18,825			$17,642
Net interest rate spread(4)			2.33%			2.28%			2.10%
Net interest rate spread, on a tax-equivalent basis(5)			2.34%			2.30%			2.12%
Net interest margin(6)			3.00%			2.95%			2.80%
Net interest margin, on a tax-equivalent basis(7)			3.02%			2.97%			2.82%
Ratio of average interest-earning
assets to average interest-bearing liabilities			137.69%			137.42%			136.46%

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2026 and 2025 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2026			2025
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)

	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,188,207	$55,643	5.13%	$2,077,424	$51,440	4.99%
Securities(2)	359,921	4,962	2.78	370,249	5,010	2.73
Other investments	14,874	303	4.11	14,941	360	4.86
Short-term investments(3)	25,436	397	3.15	67,282	1,481	4.44
Total interest-earning assets	2,588,438	61,305	4.78	2,529,896	58,291	4.65
Total non-interest-earning assets	153,256			156,489
Total assets	$2,741,694			$2,686,385

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$148,137	660	0.90%	$153,212	674	0.89%
Savings accounts	191,975	101	0.11	186,196	95	0.10
Money market accounts	728,525	7,669	2.12	695,872	7,569	2.19
Time deposit accounts	707,193	11,906	3.40	696,618	13,475	3.90
Total interest-bearing deposits	1,775,830	20,336	2.31	1,731,898	21,813	2.54
Short-term borrowings and long-term debt	105,907	2,580	4.91	122,426	3,060	5.04
Total interest-bearing liabilities	1,881,737	22,916	2.46	1,854,324	24,873	2.70
Non-interest-bearing deposits	590,820			571,245
Other non-interest-bearing liabilities	20,900			23,826
Total non-interest-bearing liabilities	611,720			595,071

Total liabilities	2,493,457			2,449,395
Total equity	248,237			236,990
Total liabilities and equity	$2,741,694			$2,686,385
Less: Tax-equivalent adjustment (2)		(243)			(242)
Net interest and dividend income		$38,146			$33,176
Net interest rate spread (4)			2.30%			1.92%
Net interest rate spread, on a tax-equivalent basis (5)			2.32%			1.95%
Net interest margin (6)			2.97%			2.64%
Net interest margin, on a tax-equivalent basis (7)			2.99%			2.66%
Ratio of average interest-earning
assets to average interest-bearing liabilities			137.56%			136.43%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
	(Dollars in thousands)

Loan interest (no tax adjustment)	$27,960	$27,440	$27,491	$26,690	$26,214

Tax-equivalent adjustment	124	119	125	120	121

Loan interest (tax-equivalent basis)	$28,084	$27,559	$27,616	$26,810	$26,335

Loan interest (tax-equivalent basis)	$28,084	$27,559	$27,616	$26,810	$26,335

Less:

Prepayment penalties	82	16	-	34	425
Adjusted loan income, excluding prepayment penalties (tax-equivalent basis) (non-GAAP)	$28,002	$27,543	$27,616	$26,776	$25,910

Average loans	$2,189,867	$2,186,529	$2,166,804	$2,112,394	$2,081,319

Average loan yield (no tax adjustment)	5.12%	5.09%	5.03%	5.01%	5.05%

Average loan yield (no tax adjustment), excluding prepayment penalties (non-GAAP)	5.11%	5.09%	5.03%	5.01%	4.97%

Average loan yield (tax-equivalent)	5.14%	5.11%	5.06%	5.04%	5.08%

Average loan yield (tax-equivalent basis), excluding prepayment penalties (non-GAAP)	5.13%	5.11%	5.06%	5.03%	4.99%

Net interest income (no tax adjustment)	$19,321	$18,825	$18,829	$18,092	$17,642

Tax equivalent adjustment	124	119	125	120	121

Net interest income (tax-equivalent basis)	$19,445	$18,944	$18,954	$18,212	$17,763

Net interest income (no tax adjustment)	$19,321	$18,825	$18,829	$18,092	$17,642

Less:

Prepayment penalties	82	16	-	34	425

Adjusted net interest income (non-GAAP)	$19,239	$18,809	$18,829	$18,058	$17,217

Average interest-earning assets	$2,585,976	$2,590,928	$2,584,310	$2,553,849	$2,530,077

Net interest margin (no tax adjustment)	3.00%	2.95%	2.89%	2.81%	2.80%

Net interest margin (tax-equivalent basis)	3.02%	2.97%	2.91%	2.83%	2.82%
Adjusted net interest margin, excluding prepayment penalties (no tax adjustment) (non-GAAP)	2.98%	2.94%	2.89%	2.81%	2.73%

	At or for the quarter ended
	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025
	(Dollars in thousands, except per share data)

Book Value per Share (GAAP)	$12.39	$12.26	$12.16	$11.89	$11.68

Non-GAAP adjustments:

Goodwill	(0.62)	(0.62)	(0.61)	(0.61)	(0.61)

Core deposit intangible	(0.05)	(0.05)	(0.06)	(0.06)	(0.06)

Tangible Book Value per Share (non-GAAP)	$11.72	$11.59	$11.49	$11.22	$11.01

Efficiency Ratio:

Non-interest Expense (GAAP)	$16,355	$16,008	$15,870	$15,778	$15,656

Net Interest Income (GAAP)	$19,321	$18,825	$18,829	$18,092	$17,642

Non-interest Income (GAAP)	$3,394	$3,433	$3,173	$3,173	$3,411

Non-GAAP adjustments:

Unrealized (gain) loss on marketable equity securities	(47)	13	7	(22)	(25)

Gain on non-marketable equity investments	-	-	-	-	(243)

Gain on bank-owned life insurance death benefits	(1)	(449)	-	-	-
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,346	$2,997	$3,180	$3,151	$3,143
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$22,667	$21,822	$22,009	$21,243	$20,785

Efficiency Ratio (GAAP)	72.00%	71.92%	72.13%	74.20%	74.36%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	72.15%	73.36%	72.11%	74.27%	75.32%

	For the six months ended
	6/30/2026	6/30/2025
	(Dollars in thousands)

Loan income (no tax adjustment)	$55,400	$51,198

Tax-equivalent adjustment	243	242

Loan income (tax-equivalent basis)	$55,643	$51,440

Net interest income (no tax adjustment)	$38,146	$33,176

Tax equivalent adjustment	243	242

Net interest income (tax-equivalent basis)	$38,389	$33,418

Net interest income (no tax adjustment)	$38,146	$33,176

Less:
Prepayment penalties	98	425
Adjusted net interest income (non-GAAP)	$38,048	$32,751

Average interest-earning assets	$2,588,438	$2,529,896
Net interest margin (no tax adjustment)	2.97%	2.64%
Net interest margin, tax-equivalent	2.99%	2.66%
Net interest margin, excluding prepayment penalties (no tax adjustment) (non-GAAP)	2.96%	2.61%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$32,363	$30,840

Net Interest Income (GAAP)	$38,146	$33,176

Non-interest Income (GAAP)	$6,827	$6,170
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(34)	(20)
Gain on bank-owned life insurance death benefits	(450)	-
Gain on non-marketable equity investments	-	(243)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$6,343	$5,907
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$44,489	$39,083

Efficiency Ratio (GAAP)	71.96%	78.38%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	72.74%	78.91%